EXHIBIT 4.1(c)
AMENDMENT NO. 1 TO
FARM BUREAU 401 (k) SAVINGS PLAN (“Plan”)
(As restated and executed on January 25, 2002)
This amendment, entered into as of this 26th day of December, 2002, shall be effective as of the January 1, 1999, the date that temporary employees were first considered an excluded class of employees under the Plan.
Item 3 in the Adoption Agreement to the Plan, setting forth categories of Employees who are excluded from the Plan is hereby amended by substituting the following in subsection 3.(f):
“(f) Classifications: Employees employed on a temporary basis who are designated by the Employer as of initial date of employment or reemployment that employment status with the Employer (or Participating Employer) is of a temporary and not permanent nature; provided, however, that any such Employee so classified who is credited with at least 1,000 Hours of Service in any 12 month period (based on the first employment year and any Plan Year beginning with the first Plan Year that begins on the first January 1 after date of hire or date of rehire) shall not be an excluded Employee,”
IOWA FARM BUREAU FEDERATION, Plan Sponsor

By:	/s/ Craig A. Lang
President
WELLS FARGO BANK MINNESOTA, N.A., Trustee

By:	/s/ [ILLEGIBLE]